Exhibit 99.3

Contact: Wayne I. Danson Chief Executive Officer Ph: 646-227-1600

Advanced Communications and Pacific Magtron International
Announce Completion of Merger with Bio-Herbaceutical
Company and Effectiveness of Bankruptcy Reorganization

New York, New York, September 19, 2006 — Advanced Communications Technologies, Inc. (OTC Bulletin Board: ADVC), and its majority owned subsidiary Pacific Magtron International Corp. (OTC Bulletin Board: PMICQ), jointly announced today the completion of the merger of Herborium, Inc. with and into LiveWarehouse, Inc., Pacific Magtron International’s wholly-owned subsidiary. Herborium was the surviving entity and is now a wholly-owned subsidiary of Pacific Magtron International. Herborium is a bio-herbaceutical company that develops and distributes proprietary natural healthcare related products comprised of unique herbal formulations. Herborium’s customer base is a growing number of consumers and healthcare professionals seeking alternative answers to the management of healthcare issues currently not addressed satisfactorily by standard Western medicine.  In connection with the merger, Pacific Magtron International is changing its name to Herborium Group, Inc.

The merger was completed pursuant to the plans of reorganization for Pacific Magtron International and LiveWarehouse, which were confirmed by the U.S. Bankruptcy Court for the District of Nevada on August 11, 2006. The plans of reorganization became effective upon the completion of the merger.

In accordance with the plans of reorganization, as of the merger date, all previously outstanding shares of common and preferred shares of Pacific Magtron International not owned by Advanced Communications were canceled and converted into the right to receive one newly issued share of common stock of Herborium Group for each share of common stock of Pacific Magtron International held as of August 11, 2006. Advanced Communications’ interest in Pacific Magtron International was also canceled. A special stock distribution of shares of common stock of Herborium Group on the basis of a 0.001652911 share of Herborium Group common stock for each share of Advanced Communications common stock will be made directly to the shareholders of Advanced Communications as of the record date of August 11, 2006.

In addition, Advanced Communications has placed in escrow 1,750,000 shares of common stock of Herborium Group for two former Pacific Magtron International executives pursuant to the terms of a settlement agreement approved by the Bankruptcy Court. Such escrow shares will subject to a 150-day lockup period. Further, Advanced Communications has placed in escrow 500,000 shares of common stock of Herborium Group for certain unexpired stock option and stock warrant grants.

For more information about the anticipated distribution of the common stock of Herborium Group and other terms of the plans of reorganization, including the relative proportion of the Herborium Group shares to be held by the Advanced Communications shareholders, the former Pacific Magtron International shareholders and others, see the Current Report on Form 8-K of Pacific Magtron International filed with the Securities and Exchange Commission on August 16, 2006. The Current Report also describes the terms of the settlement agreement with the former executives of Pacific Magtron International and includes the plans of reorganization and the settlement agreement as exhibits. The SEC’s website is located at www.sec.gov.

Wayne Danson, Chief Executive Officer of Advanced Communications, said, " We are pleased to report that with this merger we have reached a successful conclusion to the plans of reorganization for Pacific Magtron International and LiveWarehouse. The shareholders of Pacific Magtron International now have an investment opportunity to benefit from their Herborium Group stock ownership, as will all Advanced Communications shareholders as of the aforementioned record date as a result of receiving shares of Herborium Group stock as a special share distribution. We expect the Herborium Group stock distribution to both Advanced Communication and Pacific Magtron International shareholders to occur in approximately 15 days hereafter.”

About Advanced Communications Technologies

Advanced Communications is a New York-based company specializing in the technology after-market service and supply chain, known as reverse logistics. Its principal operating unit, Encompass Group Affiliates, acquires businesses that provide computer and electronic repair services, parts distribution services and end-of-lifecycle. Encompass currently owns Cyber-Test, an electronic equipment repair company that provides repair and reverse logistics services to third-party warranty companies that service OEMs, national retailers and national office equipment dealers. Cyber-Test’s services include advance exchange, depot repair, call center support, parts and warranty management, repair of fax machines, printers, scanners, laptops, monitors and multi-function units, including PDAs and digital cameras. For more information, visit Cyber-Test’s website at http://www.equipfix.com.

This release and oral statements made from time to time by Advanced Communications’, and Pacific Magtron International’s representatives concerning the same subject matter may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as “expects,” “anticipate,” “plans,” “should,” “believes,” “will,” or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Advanced Communications and Pacific Magtron International with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.